   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1997
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                       MICROCHIP TECHNOLOGY INCORPORATED
            (Exact name of Registrant as specified in its charter)
              DELAWARE                              86-0629024
     (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)           Identification Number)
                         2355 WEST CHANDLER BOULEVARD
                            CHANDLER, AZ 85224-6199
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               ----------------
                                 STEVE SANGHI
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       MICROCHIP TECHNOLOGY INCORPORATED
                         2355 WEST CHANDLER BOULEVARD
                            CHANDLER, AZ 85224-6199
                                 602-786-7200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ----------------
                                  Copies to:
   BARRY E. TAYLOR CRAIG D. NORRIS          GREGORY M. GALLO SCOTT M. STANTON
  MATTHEW B. SWARTZ WILSON SONSINI          GILBERT GALLARDO GRAY CARY WARE &
   GOODRICH & ROSATI PROFESSIONAL              FREIDENRICH A PROFESSIONAL
 CORPORATION 650 PAGE MILL ROAD PALO      CORPORATION 400 HAMILTON AVENUE PALO
    ALTO, CA 94304 (415) 493-9300             ALTO, CA 94301 (415) 328-6561
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.
                               ----------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-19919
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE

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
                                                       PROPOSED       PROPOSED
                                                       MAXIMUM        MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF          AMOUNT TO BE   OFFERING PRICE   AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)(2)   PER SHARE    OFFERING PRICE     FEE(2)
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
Common Stock $.001 par value.....   230,000 shares      $36.25       $8,337,500       $2,527

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(1) Includes 30,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) 1,150,000 shares were registered under Securities Act Registration Statement No. 333-19919, whereby a filing fee of $12,916 was previously paid with such earlier registration statement.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Registration Statement is filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), by Microchip Technology Incorporated (the "Company"). In accordance with Rule 429 under the Securities Act, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (Registration No. 333-19919) which was declared effective by the Commission on January 28, 1997 relating to the offering of up to 1,000,000 shares of Common Stock of the Company plus up to 150,000 shares that may be sold pursuant to the Underwriters' over-allotment option.

                                 CERTIFICATION

  The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission's account at Mellon Bank as soon as practicable (but no later than the close of business on January 29, 1997), (ii) it will not revoke such instructions, (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee, and (iv) it will confirm receipt of such instructions by its bank during the bank's regular business hours no later than January 29, 1997.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on January 28, 1997.

                                          MICROCHIP TECHNOLOGY INCORPORATED

                                          By:  /s/ C. Philip Chapman
                                            ___________________________________
                                                    C. Philip Chapman
                                             Vice President, Chief Financial
                                                  Officer and Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON JANUARY 28, 1997 IN THE CAPACITIES INDICATED.

             SIGNATURES                                   TITLE

                  *                         Chairman, President, Chief
-------------------------------------        Executive Officer (Principal
            STEVE SANGHI                     Executive Officer) and
                                             Director)

        /s/ C. Philip Chapman               Vice President, Chief Financial
-------------------------------------        Officer and Secretary
          C. PHILIP CHAPMAN                  (Principal Financial and
                                             Accounting Officer)

                                            Director
-------------------------------------
            JON H. BEEDLE

                  *                         Director
-------------------------------------
         ALBERT J. MARTINEZ

                  *                         Director
-------------------------------------
              L.B. DAY

*By     /s/ C. Philip Chapman
  ----------------------------------
          C. PHILIP CHAPMAN
         as Attorney-in-Fact

                                    ALTII-3

                               INDEX TO EXHIBITS

EXHIBIT                                                                             PAGE
 NUMBER                                EXHIBIT TABLE                                NO.
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
  5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.
 23.1     Consent of Counsel (included in Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 24.1*    Power of Attorney.

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*Incorporated by reference to Registration Statement on Form S-1 (File No. 333-
19919).